Exhibit 10.13

Contract No

Sale and Purchase Agreement

Seller: Shandong Hongli Special Section Tube Co., Ltd

Buyer: Shandong Lingong Construction Machinery Co., Ltd

After friendly negotiation, the buyer expresses his wish to purchase products from the seller, and the seller also expresses his willingness to supply products to the buyer. In order to achieve mutual benefit and win-win situation, the buyer and the seller reach the following agreement:

1. Product specification and price

1.1 The buyer and the seller agree to execute the transaction according to the specifications and prices in the table below.

The price is the price that arrives at the buyer’s factory and includes freight, excluding VAT. Currency: RMB. Monetary unit: yuan.

Serial number	Material name and model	Company	Estimated amount	remarks
1
2

explain:

(1) When there are many kinds of products, it is shown in the form of attached table. The price schedule confirmed by both parties shall have the same legal effect as this agreement.

(2) The list of tools and accessories attached with the product is as follows (if both parties have signed a technical agreement, the technical agreement shall prevail)

Serial number	Product name	Specification and model	Attached quantity	remarks
1
2

1.2 During the performance of the contract, if there are external factors (such as inflation, exchange rate changes, energy crisis and raw material price changes, etc.) leading to the continued performance of the original contract, it will cause a significant unfair result to one party, and both parties can adjust the product price through negotiation.

1.3 The annual price reduction agreement (in order to adapt to the impact of the increase of supply quantity on the price, both parties agree to adjust the price according to the annual change)

Price effective time	2018 year	2019 year	2020 year	2021 year	2022 year
Year on year price reduction ratio
Note: the price of the nth year = (n-1) December 30 price * (1-price reduction ratio), and the implementation date of the new price is January 1 of each year; The price adjustment proportion of subsequent years shall be determined by both parties through negotiation.

1.4 The price determined by both parties through the information system (SAP / Viva / ERP / e-mail) is valid (that is, if both parties implement the actual transaction through the buyer’s information system, it is deemed that both parties have reached an agreement on the price), which has the same legal effect as this agreement.

1.5 The estimated annual supply amount is yuan. The actual supply quantity and amount are subject to the actual order.

2. Product delivery

2.1 Product order: the buyer shall provide the seller with the forecast demand plan, which is not the final order purchased by the buyer from the seller, but only for the reference of the seller in production preparation. The order placed by the buyer through written order / e-mail / ERP / SAP / Viva is the formal execution order, and the seller shall deliver the goods according to the order.

2.2 Packing method: Tooling rack. Packaging expenses (including product packaging, transportation shelf and on-site distribution station equipment) shall be borne by the seller.

2.3 Place of delivery: buyer’s factory.

Delivery method: Storage. if the goods are delivered through the third-party logistics company, the seller shall entrust or be responsible for delivering the goods to the buyer’s production site. The distribution cost shall be borne by the seller and the third-party logistics company through negotiation. The seller shall still be responsible for the delivery delay, product damage and related losses to the buyer caused by the third-party logistics company.

2.4 Delivery cycle:

Inherent delivery period: the inherent delivery period refers to the number of days from the buyer’s purchase order to the product delivery to the buyer’s factory when the seller does not receive the buyer’s forecast demand plan in advance. This agreement stipulates that the seller’s inherent delivery period is 20 days.

Actual delivery period: the buyer shall provide the seller with the forecast demand plan in advance of the inherent delivery period. In this case, the actual delivery period shall be 7 days.

2.5 Product acceptance: after the seller’s products arrive at the buyer, the buyer shall carry out acceptance in accordance with the provisions of this contract, other agreements signed by both parties, relevant standards or technical data requirements.

2.6 If the seller fails to deliver the goods according to the time, quantity and quality required by the buyer, thus affecting the production of the buyer, the buyer shall, according to the number of complete machines affecting the production, make a claim for delivery at the rate of 200 yuan / 10min / set to the seller. The claim amount is directly deducted from the payment due to the seller. Quality claim according to Chapter 4, 3.1, 3.3 implementation.

2.7 If the seller fails to supply the goods according to the buyer’s order time for more than three times in a quarter, the seller agrees to reduce the supply price by 2% in the next quarter. For more than 5 times, the decrease was 5%; At the same time, for non-exclusive suppliers, in addition to the implementation of price reduction measures, we should also reduce the proportion of supply. If the seller’s delivery performance cannot be improved after price and proportion adjustment or other measures, the buyer has the right to directly cancel the seller’s supply qualification.

2.8 If the buyer needs to cancel the formal order issued to the seller, it shall notify in advance of the inherent delivery cycle. If the seller has put the product into production in this period, the buyer shall negotiate with the seller to determine the inventory consumption measures of the products that have been put into production. If necessary, the buyer shall bear the corresponding losses, which shall be negotiated by both parties.

3. Payment for goods

3.1 Payment period: 60 days after the buyer receives the qualified invoice issued by the seller and accounts in the buyer’s system.

(Note: A. if the buyer receives the goods and the goods pass the inspection, the seller shall issue a qualified invoice, and the payment amount shall be subject to the buyer’s financial book; The buyer shall pay for the goods in a centralized way from the 15th to the end of each month; The payment amount is the total amount due and payable up to the end of the month.

3.2 Payment method: Acceptance.

3.3 After the buyer and the seller terminate the cooperation, the buyer shall reserve part of the quality deposit according to the seller’s supply amount and product failure rate.2.5 years after the seller’s last invoice (referring to the assembly supplied by the seller for the buyer to assemble the whole machine, not the accessories) is entered into the account. If the products supplied by the seller do not have quality claims within the warranty period, and the seller can still guarantee the supply of accessories or sign the warranty agreement for the supply of accessories, the deposit shall be settled by the buyer to the seller within 45 days after negotiation.

4. Quality assurance

The seller shall supply the goods according to the technical agreement, drawings, technical standards, other quality requirements and other documents confirmed in advance, and implement the following quality assurance terms:

4.1 Guarantee

4.1.1 The seller guarantees the quality of the products (including parts as service accessories) supplied to the buyer. If the following circumstances occur, the quality shall be considered as unqualified:

(1) Failing to meet the relevant quality standards or technical requirements of the product;

(2) Inconsistent with the sample, model provided by the seller or the promised quality, function, appearance, etc ;

(3) Other circumstances that do not meet the buyer’s reasonable expectations.

4.1.2 The warranty period of the products and parts supplied by the seller is 24 months (if the end user needs to agree on a special warranty period, Party A and Party B shall negotiate another warranty period; If the quality target agreement is signed for key parts, it shall be implemented according to the quality target agreement, and the starting time shall be calculated from the time when the buyer delivers the complete machine (including accessories) to the end user.

4.2 Quality responsibility

4.2.1 According to the agreement in Clause 1.1 above, if the product has quality problems, the buyer has the right to require the seller to immediately correct or immediately deliver the substitute product.

4.2.2 If the product with quality problems has the risk of affecting the production or delivery of the buyer, the buyer has the right to carry out necessary repair or replacement without the consent of the seller.

4.2.3 The seller shall compensate the buyer for the direct and indirect losses arising from the delivery of products with quality problems, including but not limited to the expenses for assembly and disassembly, testing and analysis, destruction and transportation.

4.2.4 If the buyer decides to recall or correct the sold complete machine due to the serious quality problems of the seller’s products, the Seller shall compensate the buyer for the expenses related to the recall or batch rectification.

4.3 Agreement on the processing flow of faulty products

4.3.1 Pre-sale failure (refers to the failure occurred before the seller’s product has been delivered to the buyer, but the buyer has not yet sold it to the market)

4.3.1.1 For the products with pre-sale fault, if the buyer thinks that they cannot be used or handled in the buyer’s factory, he shall notify the seller to return them within 5 days, and the seller shall respond within 5 days after receiving the notice to confirm how to return or handle the fault products. Otherwise, the seller shall be deemed to have given up the ownership of the faulty product, and the buyer may handle it by himself.

4.3.1.2 In case of pre-sale failure, the quality control personnel of the buyer’s quality assurance department shall inform the seller of the failure through SAP system or email within 3 days. The seller shall complete the emergency treatment measures for the fault within 2 days after receiving the notice, and complete the formulation of follow-up improvement and preventive measures within 20 days. The seller shall appoint a special person to check the email information or Viva / LDP system authorized by the buyer every day, and exchange information with the buyer’s quality control personnel in a timely manner.

4.3.1.3 The buyer shall claim against the seller for the expenses incurred in handling the pre-sale fault according to the following standards:

4.3.1.3.1 If the assembled complete machine needs to be disassembled and replaced again, it shall be claimed according to the actual expenses incurred by the buyer.

4.3.1.3.2 For those requiring re inspection and testing, the claim shall be made at RMB 200 per material;

4.3.1.3.3 If the buyer’s production line is shut down due to unqualified products, the number of affected complete machines shall be 500 per 10 minutes.

4.3.1.3.4 If other property losses or personal injuries occur to the buyer due to unqualified products, the buyer shall claim for compensation according to the actual losses.

4.3.2 Handling of after-sales fault (refers to the fault occurred after the seller’s product is sold to the market by the buyer) (refers to the product within the warranty period)

4.3.2.1 The seller entrusts the buyer to repair or replace the products with after-sales failure.

4.3.2.2 After the after-sales failure occurs, the buyer will input the failure information into the LDP system or send it to the seller by e-mail after analysis and judgment. The seller shall assign a special person to check the LDP system or email information every day, and complete the emergency treatment measures for the failure within 5 days after seeing the information, and complete the formulation of follow-up improvement and preventive measures within 20 days. And timely exchange information with the supplier management personnel of the buyer’s purchasing department.

4.3.2.4 After the buyer publishes fault information in LDP system or email, it will claim for the loss caused by the seller. If the seller has any objection to the fault reason or claim information, it shall immediately communicate with the buyer’s purchasing department and submit a written appeal to the buyer’s purchasing department within 20 days after the information is released. Otherwise, it is deemed that the seller recognizes the decision made by the buyer and the refund is prohibited.

4.3.2.5 When the buyer determines that the fault liability lies with the seller, the buyer shall compensate the customer first, and then transmit the claim information to the seller and make a claim. If other parts are damaged due to the quality of the seller’s products or property or personal damage is caused to the customers using the seller’s products, the cost of the fault related parts shall also be borne by the seller.

4.3.2.6 The following criteria shall be applied for claims:

Claim amount = material cost + man hour cost + transportation cost + hoisting cost. Among them,

Material cost = purchase price (to factory price, including tariff, freight, etc.).

The standard of man hour fee is 50 yuan / man hour for road machinery and loaders, and 70 yuan / man hour for excavators. The quota standard refers to the quota standard of the buyer’s compensation service provider;

The transportation fee is fixed, 400 yuan for each order of road machinery and loader, and 500 yuan for each order of excavator; If there is any change, it shall be implemented according to the buyer’s latest quality claim service fee standard.

4.3.2.7 In case of any other property loss or personal injury to the buyer caused by unqualified products, the buyer shall claim for compensation according to the actual loss.

4.3.2.8 Handling of after-sale products with fault: Retreat. both parties agree that the seller of after-sale products with fault in China will not return the products with fault outside China, nor discount the residual value. If the return is agreed, the Seller shall, after receiving the buyer’s notice, deliver the invalid parts from the buyer within 15 days, or entrust the buyer to arrange the shipment on behalf of the seller, and the freight incurred shall be borne by the seller. If the invalid parts are not returned or are not returned within the time limit, the buyer can handle them by himself.

4.4 Other agreements

4.4.1 In case of any design change of the products provided by the seller which causes or may cause the change of product performance or interchangeability of maintenance, the buyer shall be informed in time.

4.4.2 In case of major 5m (personnel, equipment plant location, raw and auxiliary materials for production, production process and management) changes in the seller’s factory, the buyer’s consent shall be obtained in advance. After the change occurs, the written materials and samples required for quality approval shall be submitted according to the regulations, the records and marks shall be made, and the batch supply can be carried out only after the buyer’s confirmation and approval.

4.4.3 The seller promises to provide products that meet the requirements of reach and other standards in the EU market, and meet the buyer’s needs of exporting complete machines or accessories to the EU region according to the buyer’s order requirements

4.4.4 In order to ensure the traceability of the products provided by the seller, the seller shall mark the permanent traceability mark on the products.

4.4.5 The seller shall operate in accordance with the law and ensure the trade safety with the buyer.

4.4.6 The products and raw materials, production process and service provided by the seller shall meet the national, local and industrial laws, regulations and standards on environmental protection and occupational health and safety. On the premise of ensuring quality, the seller shall ensure that the production process meets the environmental and occupational health and safety performance and reduce the use of packaging materials, bear the economic losses of the buyer caused by the production stop or production limit due to the production process or products not conforming to the current environmental protection and occupational health and safety standards.

4.4.7 If the seller needs special qualification certification of the state / industry / organization in production, transportation and other links according to relevant laws and regulations, it shall show the relevant certification certificate to the buyer to ensure the validity of the certificate during the performance of this agreement.

4.4.8 If the seller fails to fulfill the above quality agreement and fails to improve the product quality for a long time, the buyer has the right to directly cancel the seller’s supply qualification.

5. Services and accessories

5.1 Agreement: the seller shall fully entrust the buyer to carry out fault handling and user service for the products supplied by the seller after being accepted by the buyer until the end user uses them. Unless the buyer has special requirements or written permission, the seller shall not provide production site or market service without permission

5.2 The seller guarantees that the after-sales service parts meet the quality requirements, and the warranty period of the parts provided by the seller to the buyer is the same as that of the assembly parts, except for the wearing parts such as seals.

5.3 The seller shall provide the buyer with the list of accessories of the products provided before supplying the buyer in bulk. The seller promises to provide the products with sufficient spare parts supply within the service life of the whole machine (not less than 10 years) and to provide services for the buyer’s customers when necessary.

The seller shall reserve spare parts in advance according to the vulnerable condition of spare parts. If the seller fails to provide the parts list or cannot provide the parts, the buyer can replace the assembly during the warranty period, and the seller shall bear the cost.

5.4 For the products or accessories supplied by the seller to the buyer, without the written consent of the buyer, the seller shall not carry out accessories business outside Shandong Lingong accessories company. In case of the above-mentioned breach of contract, the seller shall pay the buyer liquidated damages (the specific amount shall refer to the proportion of 500% of the sales in breach of contract, with a minimum of 3000 yuan), and the buyer has the right to adjust the supply proportion until the supply qualification is cancelled

5.5 If the products supplied by the seller have secondary (or below) accessories, the total price of secondary (or below) accessories belonging to the same assembly shall not exceed the assembly price.

5.6 Packaging, delivery, transportation, inspection, settlement, claim and liability for breach of contract related to the supply of accessories shall refer to the relevant provisions of this agreement on product assembly.

5.7 If both parties sign the “spare parts agreement” separately, it shall be implemented according to the “spare parts agreement”.

6. Confidentiality agreement

In order to ensure the cooperation between the buyer and the seller, both parties decide to exchange certain information and materials. Both parties must keep these materials confidential and shall not spread, transfer or disclose the other party confidential materials to the outside world. Otherwise, the observant party has the right to investigate the corresponding legal liabilities of the breaching party” “Confidential information” refers to all information disclosed by one party to the other party for the purpose mentioned in the above background, including but not limited to technical, commercial, financial, legal and institutional information provided in any way, including but not limited to oral information, written information, electronic. Electronic data provided on disk or in the form of all components / Models / equipment of this agreement. The Seller shall not use the technical data, drawings and other documents provided by the buyer to produce the products, the products jointly designed by both parties and the products designed and produced by the client to provide to any other third party or sell them in the form of spare parts; Otherwise, the buyer will cancel the seller’s supply qualification and terminate the sales contract at any time. At the same time, the seller shall compensate the buyer for more than five times of the buyer’s loss. If the circumstances are serious, the case will be investigated for legal responsibility by judicial organs.

7. Supervision

In the process of both parties; performance of the agreement, the buyer will take serious actions against the buyer’s internal departments or personnel who violate the laws, rules and regulations and have acts detrimental to the interests of both parties; At the same time, sellers and any third party are welcome to report and complain in time.

The report telephone number of the buyer is 0539-8785615 / 8785675; At the same time, a report mailbox is set up, and the report mailbox is specially encrypted. It can only be opened by three company leaders of the buyer entering the password at the same time on a regular basis. The email address is: jubao@sdlg.com.cn。Suggestions & Complaints Box; Supervision Office of Shandong Lingong Construction Machinery Co., Ltd., Linyi Economic and Technological Development Zone, Shandong Province.

8. Prohibition of illegal acts

8.1 Based on the signing of this agreement and the supervision provisions of this agreement, the buyer and the seller clearly know that (the buyer) forbids the staff of the buyer to seek private interests before, during and after the performance of the contract

8.2 During the performance period of this agreement, if the buyer has evidence to show or think that the seller and its staff have obtained direct or indirect economic benefits from the buyer or caused direct or indirect economic losses to the buyer through bribery, kickback and other acts, the seller and its staff have the obligation to explain to the buyer and cooperate with the buyer in the investigation. The seller shall compensate the buyer for the loss caused by this, and the buyer has the right to deduct it directly from the corresponding payment obligation to the seller.

9. Supplementary Provisions

9.1 This agreement is made in quadruplicate and shall come into force after being signed and sealed by both parties. This Master Agreement shall be valid for a long time if there is no change. This agreement shall be terminated in case of the following circumstances during the performance period:

9.1.1 Either party proposes to terminate this agreement in writing or by e-mail three months in advance

9.1.2 A new sale and purchase agreement was signed.

9.2 Any dispute arising from the performance of this agreement shall be settled by both parties through negotiation. If the negotiation fails, it shall be decided by the people court of the place where the buyer is located.

9.3 Any change to the relevant provisions of this agreement shall be confirmed by both parties with their signatures or seals at the modification place.

9.4 During the performance of this agreement, if some terms need to be changed, they shall be confirmed by both parties in writing or by e-mail after consultation, which shall be regarded as a supplement to this agreement and have the same legal effect as this agreement.

Seller (seal): SEAL Shandong Hongli Special Section Tube Co., Ltd		Buyer (seal): SEAL Shandong Lingong Construction Machinery Co., Ltd

Agent (signature):	/s/ Peng Han	Agent (signature):	/s/

Date: May 9, 2020		Date: May 17, 2020